TRUST AGREEMENT

This **TRUST AGREEMENT** is entered into effective July 6, 2010, by and between Melvin Leiner and Darren Marks as Trustees (the "Trustees"), and DNA Beverage Corporation, a Nevada corporation ("DNA"), who hereby agree as follows.

WITNESSETH

WHEREAS, DNA has entered into agreements with Famous Products, Inc., a Colorado corporation ("FPI") whereby DNA has sold, assigned and conveyed to FPI all of its operating business, assets and liabilities (the "FPI Transactions"); and

WHEREAS, as a result of the FPI Transactions DNA has received an aggregate of 31, 250,000 shares of FPI Common Stock in consideration for the assignment to FPI (the "Shares"); and

WHEREAS, DNA wishes to distribute the Shares to its shareholders on a pro rate basis to their respective holdings in DNA, but in order to effect the distribution of the Shares the same must be registered with the US Securities and Exchange Commission; and

WHEREAS, DNA wishes to place the Shares into trust pending an effective registration statement under the Securities Act of 1933, as amended, to be held in trust for the benefit of the DNA Shareholders.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein below set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Transfer of Stock to Trustees.

(a) DNA shall transfer and assign to the Trustees the Shares which shares shall remain un-certificated. On receipt by the Trustees of the Shares and their transfer into the name of the Trustees, the Trustees shall hold them subject to the terms of this Agreement. The effective date of the transfer of the Shares to the Trustees shall be the Effective Date of the FPI Transactions. Certificates for the Shares to this Agreement shall be issued to and held by the Trustees in the name of "Melvin Leiner and Darren Marks, JTWROS as Trustees."

(b) Trustees shall hold the Shares for the benefit of the DNA Shareholders, pro rata; each of whose interest in the Shares shall hereafter be referred to as a "Trust Interest."

2 Trust Certificates.

The pro rata interest of each Shareholder in and to the Shares held by the Trustees hereunder (the "Trust Interest") may be evidenced by a certificate, but the same shall not be required.

3 Failure of Distribution.

(a) If for any reason the distribution of the Shares has not been consummated in accordance with all applicable legal requirements within 18 months of the date of this Agreement, then and in such event the Trustees shall be authorized to sell the Shares in any manner that the Trustees may determined, in their sole judgment, to be commercially reasonable. Disposition of the

Shares may be made by public or private proceedings and may be made by way of one or more contracts. Sale or other disposition of the Shares may be made as a unit or in divisional interests in such Shares. In each event, the method, manner, time, place and terms of such sale or other disposition shall be determined by the Trustees. In no event shall the Trustees be personally liable for any action taken or omitted to be taken under this Agreement provided that such commission or omission does not constitute willful misconduct or gross negligence.

(b) From the proceeds of the sale, the Trustees shall pay the reasonable expenses of selling the Shares. The remaining proceeds of sale shall then be distributed to the registered holders of Trust Certificates, on the date of such distribution, or to the registered certificate holders at the close of business on the date fixed by the Trustees for the taking of a record to determine the certificate holders entitled to such distribution, in such manner as to distribute such net proceeds to the certificate holders ratably in accordance with the number of shares represented by their respective trust certificates,

4. Term and Termination.

This Agreement shall terminate upon the earlier of (i) the completion by the Trustees of the Distribution of the Shares to the DNA Shareholders, pro rata, (ii) the completion by the Trustees of the sale or other disposition of the Shares in accordance with paragraph 3 and the distribution of the net proceeds derived from such sale to the DNA Shareholders, pro rata, or (iii) the completion and consummation by the Trustees of such other actions as shall have been approved by the DNA Shareholders owning at least a majority of the Shares (a "Shareholder Approved Action") subject to and in accordance with the terms and conditions of such Shareholder Approved Action.

5 Termination Procedure.

(a) Upon the termination of this Agreement at any time, as hereinafter provided, the Trustees, at such time as they may choose during the period commencing 20 days before and ending 20 business days after such termination, shall mail written notice of such termination to the registered owners of the Trust Interests, at the addresses appearing on the Trustees' transfer books. After the date specified in any such notice (which date shall be fixed by the Trustees), the Trust Interests shall cease to have any effect, and their holders shall have no further rights under this Agreement other than to receive certificates for their respective Shares or other property distributable under the terms hereof and upon the surrender of Trust Certificates, if issued.

(b) Within 30 days after the termination of this Agreement, the Trustees shall deliver to the registered holders of all Trust Interests, (i) certificates for the number of Shares represented thereby; or (ii) payment in an amount equal to the registered holder' pro rata share of the net proceeds payable from the sale of the Shares.

6 Dissolution of FPI.

In the event of the dissolution or total or partial liquidation of FPI, whether voluntary or involuntary, the Trustees shall receive the moneys, securities, rights, or property to which DNA Shareholders are legally entitled, and shall distribute the same among the registered holders of Trust Interests in proportion to their interests, as shown by the books of the Trustees. Alternatively, the Trustees may in their discretion deposit such moneys, securities, rights, or property with any Federally insured bank or trust company doing business in Florida, with authority and instructions to distribute the same as above provided, and upon such deposit all further obligations or liabilities of the Trustees in respect of such moneys, securities, rights, or property so deposited shall cease.

7. Powers of Trustees

(a) Until the actual delivery to the holders of Trust Interests issued hereunder of stock certificates in exchange therefore, and until the surrender of any issued and outstanding Trust Certificates for cancellation, the Trustees shall have the right, subject to the provisions of this paragraph hereinafter set forth, to exercise, in person or by their respective nominee or proxy, all stockholders' voting rights and powers in respect of all stock deposited hereunder, and to take part in or consent to any corporate or stockholders' action of any kind whatsoever, The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of the FPI stockholders. It is understood that such action or proceeding may include mortgaging, creating a security interest or pledging of all or any part of FPI's property, the lease or sale of all or any part of its property, for cash, securities, or other property, and the dissolution of FPI, or its consolidation, merger, reorganization, or recapitalization.

(b) In voting the stock held by them hereunder either in person or by their nominees or proxies, the Trustees shall exercise their best judgment to select suitable directors of the Company, and shall otherwise, insofar as they may as a stockholder of FPI, take such part or action in respect to the management of its affairs as they may deem necessary. In voting upon any matter that may come before them at any stockholders' meeting, the Trustees shall exercise like judgment. The Trustees, however, shall not be personally liable for any action taken pursuant to their vote or any act committed or omitted to be done under this Agreement, provided that such commission or omission does not amount to willful misconduct on their part and that they at all times exercise good faith in such matters.

8. Transfer of Trust Shares.

The Trust Interests of the DNA Shareholders may not be sold, transferred or assigned by the holder thereof except by operation of law.

9. Liability of Trustees.

It is the intention of the parties that the Trustees have unfettered discretion to vote the Trust Shares as they deem appropriate. Neither Trustee shall be liable to the DNA Shareholders or any other person for any loss arising out of or in connection with their voting of any of the Trust Shares or any other action or inaction as Trustees hereunder, unless such loss was caused by their gross negligence or willful misconduct The Trustees may consult with counsel of their choice, and shall have full and complete authorization and protection for any action taken or suffered by the Trustees under this Agreement in food faith and in accordance with the opinion of such counsel.

10. Resignation of Trustee.

(a) Either of the Trustees shall have the right to resign as Trustee hereunder at any time by notice to the Trust Interest holders. If only one of the Trustees resigns but the other elects to remain, this Trust shall be administered by only that one remaining Trustee.

(b) In the event of the resignation or inability of both of the Trustees to serve for any reason, the successor to the Trustees shall be the person appointed by the Trustees to serve as successor to the Trustees. Should the Trustees cease to serve without having appointed a successor, the holders of Trust Interests shall hold a meeting within sixty (60) days after the death of the Trustees for the purpose of electing a successor, or as soon thereafter as practicable. Notice of such meeting shall be delivered to each Trust Interest holder not less than ten (10) days prior thereto. The successor to the Trustees shall be the person appointed by the affirmative vote of the holders of a majority of the then outstanding Trust Interests.

(c) Any person appointed as a successor Trustees hereunder shall become a Trustees only upon written acceptance of this Agreement and the rights, powers, duties and obligations of the Trustees hereunder, and the delivery of such acceptance to the preceding Trustees (if then living) and the Trust Interest holders. Each successor Trustees shall have the same rights, powers, duties and obligations as the Trustees whom such successor succeeds.

11. Compensation and Reimbursement of Trustees.

The Trustees shall serve without compensation. The Trustees shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys and counsel as they may deem necessary and proper to effectuate this Agreement. All such expenses or charges incurred by and due to the Trustees shall be paid by FPI. Nothing herein contained shall disqualify the Trustees or successor Trustees, or incapacitate them from serving FPI or any of its subsidiaries as officer or director, or in any other capacity, and in any such capacity receiving compensation.

12. Notice.

(a) Unless otherwise specifically provided herein, any notice to or communication with the holders of the Trust Interests hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid envelopes (regular not registered mail) addressed to such holders at their respective addresses appearing on the Trustees' transfer books, and deposited in any post office or post office box. The addresses of the holders of Trust Interests, as shown on the Trustees' transfer books, shall in all cases be deemed to be the addresses of Trust Interest holders for all purposes under this Agreement, without regard to what other or different addresses the Trustees may have for any Trust Interest holder on any other books or records of the Trustees. Every notice so given shall be effective, whether or not received, and the date of mailing shall be the date such notice is deemed given for all purposes.

(b) Any notice to FPI hereunder shall be sufficient if enclosed in a postpaid envelope and sent by registered mail to FPI at such address as FPI may designate by notice in writing to the Trustees.

(c) Any notice to the Trustees hereunder may be enclosed in a postpaid envelope and sent by registered mail to the Trustees, addressed to each of them at such addresses as each of them may from time to time furnish in writing to FPI, and if no such address has been so furnished by the Trustees, then to him in care of FPI.

(d) All distributions of the Shares by the Trustees to the holders of Trust Interests may be made, in the Trustees' discretion, by mail (regular or registered mail, as the Trustees may deem advisable), in the same manner as hereinabove provided for the giving of notices to the holders of Trust Interests.

13. Entire Agreement.

This Agreement supersedes all prior agreements between the parties relating to its subject matter. There are no other understandings or agreements between them concerning the subject matter.

14. Non-Waiver.

No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

15. Headings.

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

16. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of Florida.

17. Fax/Counterparts.

This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

18. Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

TRUSTEES:

Melvin Leiner

Darren Marks

DNA BEVERAGE CORPORATION

By:

Darren Marks, President